                                                                       EXHIBIT 8

                                   AGREEMENT

                                 by and between

                        ADAM WHOLESALERS OF TOLEDO, INC.

                                      and

                    TEAMSTERS UNION LOCAL NO. 20, affiliated
                     with the INTERNATIONAL BROTHERHOOD OF
                      TEAMSTERS, CHAUFFEURS, WAREHOUSEMEN
                                  AND HELPERS

                    Effective May 1, 1997 to April 30, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I         - RECOGNITION ...........................................    1

ARTICLE II        - UNION SECURITY CLAUSE .................................    2

ARTICLE III       - CHECK-OFF OF DUES, INITIATION FEES AND CREDIT UNION ...    2

ARTICLE IV        - HOURS OF WORK AND PAY DAY .............................    3

ARTICLE V         - DISCHARGE CLAUSE ......................................    3

ARTICLE VI        - PREMIUM PAY ...........................................    4

ARTICLE VII       - RATES OF PAY ..........................................    5

ARTICLE VIII      - VACATIONS .............................................    5

ARTICLE IX        - REPRESENTATION ........................................    6

ARTICLE X         - GRIEVANCE PROCEDURE ...................................    7

ARTICLE XI        - SENIORITY .............................................    9

ARTICLE XII       - SUPERVISORY EMPLOYEES .................................   11

ARTICLE XIII      - LEAVES OF ABSENCE .....................................   12

ARTICLE XIV       - SAFETY AND HEALTH .....................................   12

ARTICLE XV        - HEALTH AND WELFARE ....................................   12

ARTICLE XVI       - PENSION ...............................................   13

ARTICLE XVII      - MISCELLANEOUS PROVISIONS ..............................   14

ARTICLE XVIII     - PROTECTION OF RIGHTS ..................................   16

ARTICLE XIX       - SAVINGS CLAUSE ........................................   17

ARTICLE XX        - TERMINATION ...........................................   18

APPENDIX A

APPENDIX B

EFFECTIVE DATE: May 1, 1997                         EXPIRATION DATE: May 1, 2001

                                   AGREEMENT

            THIS AGREEMENT, made and entered into as of the 1st day of May, 1997, in the City of Toledo, County of Lucas, State of Ohio, by and between the ADAM WHOLESALERS OF TOLEDO, INC., hereinafter referred to as the "Employer," and the Teamsters, Chauffeurs, Warehousemen and Helpers Union Local No. 20, Toledo, Ohio affiliated with the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, CHAUFFEURS, WAREHOUSEMEN AND HELPERS, hereinafter called the "Union." Wherever in this Agreement "man" or "him," or their related pronouns may appear, either as words or part of words, they have been used for representative purposes and are meant to include both female and male sexes.

                                  WITNESSETH:

            The parties hereto, in consideration of the mutual benefits to be derived from collective bargaining and for the purpose of securing closer cooperation among and between the Employer and the employees and in consideration of the promises, obligations and undertakings of each party, as herein contained, agree as follows:

                                   ARTICLE I

RECOGNITION

            Section 1. The Employer agrees to recognize, and does hereby recognize the Union, its agents, representatives, or successors, as the exclusive bargaining agency for all of the truck drivers and helpers of the Employer except supervisory and office employees and those employees that are excluded under the National Labor Relations Act as amended.

            Section 2. The Employer will neither negotiate nor make collective bargaining agreements for any of its employees in the bargaining unit covered hereby unless it be through duly authorized representatives of the Union.

            Section 3. The Employer agrees that it will not sponsor or promote financially or otherwise any labor group or organization, for the purpose of undermining the Union; nor will it interfere with, restrain, coerce, or discriminate against, any of its employees in connection with their membership in the Union.

                                   ARTICLE II

UNION SECURITY CLAUSE

            Section 1. It is understood and agreed by and between the parties hereto that as a condition of continued employment, all persons who are hereafter employed by the Employer in the Unit which is the subject of this Agreement shall become members of the Union not later than the thirty-first
(31st) day following the beginning of their employment or the execution date of this Agreement, whichever is the later; that the continued employment by the Employer in said unit of persons who are already members in good standing of the Union shall be conditioned upon those persons continuing their payment of the periodic dues of the Union; and that the continued employment of persons who were in the employ of the Employer prior to the date of this Agreement and who are not now members of the Union shall be conditioned upon those persons becoming members of the Union not later than the thirty-first (31st) day following the execution date of this Agreement. The failure of any persons to become a member of the Union at such required times or to remain a member shall obligate the Employer, upon written notice from the Union to such effect, to forthwith discharge such person provided that Union membership was available to such person on the same terms and conditions generally available to other members.

            Section 2. It is understood and agreed that the Company shall have a probationary period of thirty (30) calendar days which may be extended by written request, for an additional period of thirty (30) calendar days, however, the employee shall be paid the full wage scale after having completed his first thirty (30) calendar days of employment. In the event he continues his employment after the probation period or extension thereof his seniority date shall revert to his first day of hire.

                                  ARTICLE III

CHECK-OFF OF DUES, INITIATION FEES AND CREDIT UNION

            Section 1. It is understood and agreed between the Employer and the Union that the Employer will deduct any back unpaid Union dues and initiation fees from the paycheck of all employees who have signed proper legal authorizations for such deductions and who are covered by this Agreement, on the first pay day of the month for which current Union dues (payable in advance) and initiation fees are due to the Union. The Employer further agrees to remit to the Secretary-Treasurer of the Union, before the fifteenth (15th) day of that month, all Union dues and initiation fees so deducted from the paychecks of the employees covered by this Agreement.

            Section 2. The Employer agrees to deduct from the pay of the employees upon written and legal authorization by such employee any monies for the Credit Union and remit same to Credit Union by separate check.

            Section 3. The Employer agrees to deduct from the pay of employees who give such authorization in writing voluntary contributions to DRIVE. DRIVE shall notify the Employer of the amounts designated by each contributing employee that are to be deducted from his/her paycheck on a weekly basis for all weeks worked. The phrase "week worked" excludes any week other than a week in which the employee earned a wage. The Employer shall transmit to DRIVE National Headquarters on a monthly basis, in one check, the total amount deducted along with the name of each employee on whose behalf a deduction is made, the employee's Social Security number and the amount deducted from the employee's paycheck. The International Brotherhood of Teamsters shall reimburse the Employer annually for the Employer's actual cost for the expenses incurred in administering the weekly payroll deduction plan. This DRIVE deduction authorization shall be changed no more frequently than once each year.

                                   ARTICLE IV

HOURS OF WORK AND PAY DAY

            Section 1. It is agreed that the normal hours of work shall be eight
(8) hours per day and forty (40) hours per week, and that the work week shall start on Monday and end on Friday.

            Section 2. Pay day shall remain as at present. Should a pay day fall on a holiday, it shall be advanced to the next preceding day, not a holiday.

                                   ARTICLE V

DISCHARGE CLAUSE

            Section 1. No member of the bargaining unit shall be discharged or suspended or taken out of service of the Employer, except for proven dishonesty, drug addiction or being under the influence of alcoholic beverages during working hours, without first being given a hearing by the Employer with a business agent of the Union present at such hearing. If agreement cannot be reached then the Employer may take such action as he deems necessary but same shall be subject to the Grievance Procedure. However, if after having called the Union for the purpose of having a hearing and no agent is available, within three (3) working days, then the Employer may temporarily suspend the employee without liability until said hearing can be held.

                                   ARTICLE VI

PREMIUM PAY

            Section 1. All work in excess of forty (40) hours per week shall be considered overtime and shall be paid at the rate of time and one-half (1-1/2) the regular rate of pay. For overtime calculation purposes, all hours for which an employee is compensated shall be credited against the forty (40) hours on a straight time basis.

            Section 2. Sunday and holiday work shall be paid at the rate of double (2) the regular rate of pay.

            Section 3. It is agreed that the following named holidays shall be considered paid holidays: Day before New Year's Day, New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, the last regular working day before Christmas Day and Christmas Day. Employee shall receive eight (8) hours straight time pay, provided that the employee must work the last regular work day before a holiday and the first regular work day after the holiday to receive said holiday pay. Any employee excused by the General Manager, or by a person designated by him, off because of injury or proven illness shall receive pay for holidays as though he had worked. This pay shall be in addition to pay for any time worked on the holidays in accordance with Section 2 above.

            Section 4. Any regular employee who reports for work on a regularly scheduled work day without previous notice not to report shall be guaranteed four (4) hours' work or pay. Any regular employee requested to report for work on Saturdays, Sundays, or holidays, shall be guaranteed four (4) hours' work or pay at the rate applicable for that day.

            Section 5. Overtime shall not be paid twice (2) for the same hours.

            Section 6. All regular employees who are required to start work after 3:00 p.m., or required to work the greater part of a day after 3:00 p.m., shall be paid ten cents ($.10) an hour as additional compensation.

                                  ARTICLE VII

RATES OF PAY

            The regular wage scale to be paid by the Employer to the employees working under this Agreement as hereinafter specified, shall be shown on Appendix A, attached hereto and made a part hereof.

                                  ARTICLE VIII

VACATIONS

            Section 1. Eligibility for an employee's first vacation (one week) and for each increase in vacation (his first two weeks' vacation) will be determined as of January 1 of each year. During their first year of hire, employees who do not qualify for full vacation shall receive pro rata vacation pay.

            Section 2. Employees covered by this Agreement who have worked sixty percent (60%) or more of the total working days during the calendar year shall receive a vacation of forty (40) hours with pay of two percent (2%) of their prior year's federal form W-2 earnings.

            Employees who have worked three (3) consecutive years and sixty percent (60%) or more of the total working days of the calendar year entitling them to the vacation shall be eligible for a vacation of eighty (80) hours with pay of four percent (4%) of their prior year's federal form W-2 earnings.

            Employees who have worked ten (10) consecutive years and sixty percent (60%) or more of the total working days of the calendar year entitling them to a vacation shall be eligible for a vacation of one hundred twenty (120) hours with pay of six percent (6%) of their prior year's federal form W-2 earnings.

            Section 3. One (1) week of an employee's earned vacation shall be mandatory and taken at a time mutually agreed upon between the Employer and employee. No more than two (2) weeks' vacation may be taken during the busy season except by mutual agreement between the Employer and the employee involved. Vacations earned but not taken shall be paid to employees at the end of the next to last pay period of the calendar year.

            Section 4. Regular employees who have been absent on leave of absence or absent due to illness, of more than six (6) months' duration, military service or temporary layoff, so that they were not present for work the full year previous to their anniversary date, shall receive in the next succeeding year a pro rata share of the vacation for which they qualify under Section 1 and 2 above. Absence due to illness of less than six (6) months' duration shall not be counted against vacations. The vacations shall be prorated on the basis of one-twelfth (1/12) of the vacation period each month or part of a month the employee worked the preceding year. Any vacation so computed resulting in a fraction of a day shall be rounded off to the next whole day.

            Section 5. Vacation pay will be computed on a basis of two percent (2%) of employees' prior year's federal form W-2 earnings for each week of vacation to which they are entitled.

            Section 6. If prior to receiving the vacation to which he is entitled, an employee dies, or leaves the service of the Employer, he or his legal representative shall receive the vacation pay to which such employee is entitled.

            Section 7. Except as provided in Section 3 of this Article, employees shall receive their vacation pay in full on the last day prior to their vacations.

            Section 8. If a paid holiday occurs during an employee's vacation he shall be paid for eight (8) hours at his straight time rate or be given one (1) additional day's vacation.

                                   ARTICLE IX

REPRESENTATION

            Section 1. The Union shall be represented by a Shop Steward.

            Section 2. The Steward may meet as often as necessary and reasonable to consider grievances; no steward shall be transferred from his department without consultation and agreement with the Union.

            Section 3. Stewards: The Employer recognizes the right of the Union to designate plant stewards and alternates from the Employer's seniority list.

            The authority of job Stewards and alternates so designated by the Union shall be limited to and shall not exceed the following duties and activities:

            1. The investigation and presentation of grievances with his Employer or the designated Company representative in accordance with the provisions of the collective bargaining agreement

            2. The transmission of such messages and information which shall originate with, and are authorized by the Local Union, or its officers, provided such messages and information:

                  (a)   have been reduced to writing, or;

                  (b) if not reduced to writing, are of a routine nature and do not involve work stoppages, slow downs, refusal to handle goods, or any other interference with the Employer's business.

            Job Stewards and alternates have no authority to take strike action or any other action interrupting the Employer's business, except as authorized by official action of the Union.

            The Employer recognizes these limitations upon the authority of job Stewards and their alternates, and shall not hold the Union liable for any unauthorized acts. The Employer in so recognizing such limitations shall have the authority to impose proper discipline, including discharge, in the event the Shop Steward has taken unauthorized strike action, slow down, or work stoppage in violation of this Agreement.

                                   ARTICLE X

GRIEVANCE PROCEDURE

            Should differences arise between the Employer and the Union or any employee of the Employer as to the meaning or application of the provisions of this Agreement, such differences shall be settled in the following manner:

            Section 1. The aggrieved employee or employees shall take their grievances up with the foreman in charge of their department. Employees shall have the Shop Steward present on any grievance. If a satisfactory settlement is not effected with the foreman within one (1) working day, the employee shall submit such grievance to the Union in writing and a copy of said grievance to be given or served upon the Employer.

            Section 2. Thereafter, the matter shall be referred in writing by the Union to the General Manager of the Company of some other executive officer of the Company with authority to act, who shall review the alleged grievance and offer a decision within five (5) working days after receipt of same, and shall give his answer in writing.

            Section 3. If no agreement has yet been reached, the Employer and the Union agree to submit the matter to arbitration and to accept the decision of the majority of an arbitration board, consisting of one (1) member selected by the Employer and one (1) member selected by the Union and the third selected by the two arbitrators nominated as above. Such arbitration may be demanded by either party to this Agreement by notice in writing. It shall be incumbent upon both parties to nominate failure of the two arbitrators nominated as above to agree upon the third arbitrator, both parties agree to ask the Executive Secretary of the Labor Management Citizens Committee of Greater Toledo to submit the names of five (5) public members of the panel for consideration as the arbitrator. The Employer and the Union agree to alternately strike names from the list until only one (1) remains, this public member shall be the third member of the arbitration. The right to strike the first name from the list shall be determined by lot in a manner chosen by the arbitrators named by the Employer and the Union. The expense of the third Arbitrator selected shall be borne equally by the Employer and the Union.

            Section 4. Prior to the decision of the final step of the Grievance Procedure, there shall be no strikes or lockouts. The decision of the arbitrator shall be final and binding. However, in the event that either party refuses to abide by the decision of the Board of Arbitration or refuses to submit a grievance to arbitration, then the other party shall have full recourse to all economic or legal action to support such decision. Arbitration shall be limited to matters concerning the interpretation or application of provisions of this Agreement. Willful violation of the wage scale provision shall not be subject to arbitration.

            Section 5. If such claim, dispute or controversy is not submitted to the Grievance Procedure within fifteen (15) days after the happening (or knowledge thereof) giving rise thereto, such claim, dispute, or controversy shall be considered as barred and completely disposed of both from the standpoint of the Union and the affected employee or employees. However, appeal from discharge must be made in writing with a copy to the Employer and one to the Union within three (3) working days.

            Section 6. In the event the Executive Board of the Union, the Executive Board of Joint Council No. 44, the General Executive Board of the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America (hereinafter referred to as "IBT"), the general president of the IBT, the International Convention of the IBT or a panel appointed by the Executive Board of Joint Council No. 44, the General Executive

Board of the IBT, the general president of the IBT, or the International Convention of the IBT, or any agency or court decides that an employee's grievance was improperly withdrawn from the grievance procedure by the Union, the grievance shall be reinstated to the grievance procedure at the step from which it was withdrawn. This Agreement shall apply to all grievances arising under the grievance procedure provided in this Agreement, or presently being appealed to the Executive Board of the Union, the Executive Board of Joint Council No. 44, the General Executive Board of the IBT, the general president of the IBT, the International Convention of the IBT, or a panel appointed by the Executive Board of the Union, the Executive Board of Joint Council No. 44, the General Executive Board of the IBT, the general president of the IBT or the International Convention of the IBT, as well as to all grievances filed in the future.

            Section 7. Any Shop Steward shall be permitted to leave his work to investigate and adjust grievances of any employee within his jurisdiction.

            The Steward or any authorized officer or representative of Local No. 20 shall have free access to the plant during working hours so that he may contact stewards or members, investigate grievances, and promote smooth operation of the contracts. No time or pay will be lost during regular working hours, by the Shop Steward while performing his duties or investigating grievances. The Shop Steward shall be paid for all time spent on grievances with management arising under or out of this Agreement.

                                   ARTICLE XI

SENIORITY

            Section 1. Seniority will be determined on the basis of the length of continuous service with the Employer. Beginners shall acquire seniority after thirty (30) days employment or as extended which shall be computed as provided in Article II, Section 1, of this Agreement. Seniority of steadily employed beginners shall date back to the beginning of their steady employment.

            Section 2. In case of layoffs, the Employer will first lay off beginners and shall then lay off those regular employees, with the least seniority. Rehiring shall be according to seniority providing the senior employee has the ability to perform the work required. It shall be the duty of all employees to keep the Employer informed as to his current address and telephone number.

            Section 3. In the event it becomes necessary to reduce the working force, the youngest man or men in seniority may be notified before the end of the work day on Friday that his or their services will not be needed the following week. In the event his or their services are again needed, he or they shall be recalled to work on the basis that if more than one employee shall have been laid off, the youngest man or men in seniority shall be considered to be permanent lay-off and the man having the greatest amount of seniority shall be considered on temporary layoff.

            Section 4. Employees shall lose their seniority if:

                  1.    They shall quit;

                  2.    They are discharged for just cause;

                  3. If after forty-eight (48) hours' notice by telegraph or registered mail to their last known address, they fail to report for work, unless such failure is excused by extenuating circumstances.

            Section 5. Any time a run becomes permanently vacant it shall be posted for three (3) work days. After the said three (3) work days the run will be awarded to the most senior bidder. If no one bids for the vacancy, the Company may assign the bid to the least senior employee.

            Whenever the Company changes the runs such runs shall be posted for bid for three (3) work days. After the said three (3) work days the runs shall be awarded to the most senior bidders. If no one bids for a run, the Company may assign the run to the least senior employee.

            Section 6. An employee who is unable to work because of temporary sickness or temporary disability shall continue to accumulate seniority during the period of his illness or disability.

            Section 7. An employee absent upon a leave of absence as authorized herein shall continue to accumulate seniority during the period of this absence.

            Section 8. Vacation period preferences are to be determined according to seniority and are to be scheduled so as not to interfere with efficient operations of the Employer.

            Section 9. All work entitling an employee to premium pay shall be distributed as evenly as possible within each job classification, beginning at the top of the seniority list for that job classification and proceeding down said list thereafter.

            Section 10. Regular employees who leave the service of the Employer to enter that of the United States Armed Forces, or the service of the U.S. Maritime Commission, or who are drafted by the United States Government for civilian services, will, upon their return, within ninety (90) days from release from such service, be granted all seniority rights as if continuously employed by the Employer during such service. Such persons will be rehired by the Employer to take the place of other persons employed by the Employer who have less seniority.

                                  ARTICLE XII

SUPERVISORY EMPLOYEES

            Section 1. Supervisory employees shall not perform work covered by the listed classification and ordinarily assigned to regular employees covered by this Agreement.

            Section 2. The Employer agrees to respect the jurisdictional rules of the Union and shall not direct or require its employees or other persons, other than employees in the bargaining unit here involved, to perform work which is recognized as the work of the employees in said unit except to cover absences or extra runs on a particular day. The Union also recognizes the fact that the management, office employees and sales personnel must be allowed to show products to customers and the Union will not object to their performing this function, even though such action may involve physically moving of some products to properly show such products. Employees of other employers not covered in the Bargaining Unit may only perform work around their own vehicles. The Union also agrees that it will not object to the Employer allowing Management and Sales Trainees to work in the warehouse and yard in order to become familiar with its products; provided said Sales Trainees are not used to defeat the overtime provisions of this Agreement, nor shall they be used to prevent the hiring of additional employees into the Bargaining Unit. Said Trainees shall not be used in excess of fifty percent (50%) of their working hours in a four (4) week period on work covered by this Agreement.

                                  ARTICLE XIII

LEAVES OF ABSENCE

            Section 1. Any employee elected or appointed as an official of the Union or delegate to any labor activity, necessitating a leave of absence, shall be granted a leave of absence without pay and be guaranteed re-employment at the end of such period, if he is entitled to it according to his seniority, as though he had been continuously employed. Such leave of absence shall be granted to not more than one (1) employee during the busy season.

            Section 2. Leaves of absence for reasons other than illness shall be only granted upon approval of the Union and the Employer.

            Section 3. Leaves of absence shall be in writing, in triplicate and signed by the Employer, and the Union, one (1) copy shall, be retained by the Employer, one (1) copy by the employee, and one (1) copy by the Union.

                                  ARTICLE XIV

SAFETY AND HEALTH

            Section 1. The Employer shall continue to make reasonable provisions for the safety and health of its employees at the plant during the hours of employment. Protective devices on equipment necessary to properly protect employees from injury shall be provided by the Employer. The Employer shall provide clean lunch rooms and rest rooms with water for all employees.

            Section 2. It is agreed by the Employer that any employee who may be injured during the course of his day's employment shall be paid a minimum of eight (8) hours' pay for that day, if such injury required him to leave his job.

                                   ARTICLE XV

HEALTH AND WELFARE

            Section 1. The Employer will provide an insurance program known as the Adam Flex Benefits Plan (the "Plan") for each full-time employee (and his dependents) covered by this Agreement after the conclusion of his probationary period. The Plan shall include, at Company cost, insurance coverage for life, accidental death and dismemberment, weekly sickness and accident ($235 per week effective May 1, 1997, $240 per week effective May 1, 1998, $245 per week effective May 1, 1999 and $250 per week effective May 1, 2000, effective first day of nonoccupational accident and eighth day of personal illness for a maximum of 26 weeks), long-term disability and comprehensive health (Option 2, Gold Seal II). The deductibles, co-insurances, and out-of-pocket annual maximums for Option 2, Gold Seal II (the current levels of which are set forth in Appendix B to this Agreement) may be changed at the discretion of the Company, but the cumulative effect of any such changes on in-network coverage on Option 2, Gold Seal II shall not increase the out-of-pocket maximums for family coverage by more than ten percent (10%) in any calendar year and shall not increase the out-of-pocket maximums for single coverage by more than ten percent (10%) in any calendar year. The Plan shall also include voluntary vision care, voluntary dental care, a voluntary health care reimbursement account, a voluntary dependent care reimbursement account and a voluntary premium conversion program. The Plan shall also include two additional comprehensive health options (Option 1, Gold Seal I and Option 3, Gold Seal III), the cost and credits for enrollment in same, as well as the deductibles and co-insurance provisions of which, may be changed at the discretion of the Company during the life of this Agreement.

            Temporary and part-time employees shall not participate in the foregoing benefits.

            The Company may change coverage or contract with carriers other than those currently providing coverage, so long as the plan remains substantially similar, but not necessarily equal to or the same as the coverage provided at the start of this Agreement. Any change in coverage which is not substantially similar to that provided at the start of this Agreement must be discussed in good faith with the Union prior to implementation. The Union will be given the opportunity to present viable alternatives to the Company to attempt to avoid or reduce cost increases to its members. If no agreement is reached, and the Company implements provisions which the Union maintains are not substantially similar to the coverage provided at the start of this Agreement, the Union may utilize the grievance and arbitration procedure in order to resolve the disagreement.

                                  ARTICLE XVI

PENSION

            Section 1. The Employer shall contribute to the Central States, Southeast and Southwest Areas Pension Fund the following sums per week for each regular, full-time employee covered by this Agreement who has been on the payroll thirty (30) days or more:

Effective Date                                        Amount of Contribution
--------------                                        ----------------------

May 1, 1997                                           $69  per week
May 1, 1998                                           $79  per week
May 1, 1999                                           $83  per week
May 1, 2000                                           $85  per week

Said contributions are made under Schedule B of said Fund. There shall be no other pension fund under this Agreement for operations under this Agreement.

            Section 2. By the execution of this Agreement, the Employer authorizes the Employer's Associations which are parties hereto, to enter into appropriate trust agreements necessary for the administration of such Fund, and to designate the Employer Trustees under such agreement, hereby waiving all notice thereof and ratifying all actions already taken or to be taken by such Trustees within the scope of their authority.

            Section 3. If an employee is absent because of illness or off-the-job injury and notifies the Employer of such absence, the Employer shall continue to make the required contributions for a period of four (4) weeks. If an employee is injured on the job, the Employer shall continue to pay the required contributions until such employee returns to work; however, such contributions shall not be paid for a period of more than twelve (12) months. If an employee is granted a leave of absence, the Employer shall collect from said employee, prior to the leave of absence being effective sufficient monies to pay the required contributions into the Pension Fund during the period of absence.

            Section 4. Employees who work either temporarily or in cases of emergency under the terms of this Agreement shall not be covered by the provisions of this Article.

            Section 5. Notwithstanding anything herein contained, it is agreed that in the event any Employer is delinquent at the end of the period in a payment of his contributions to the Central States Southeast, Southwest Areas Pension Fund created under this Agreement, in accordance with the rules and regulations of the Trustees of such Fund, after an officer of the Union has given seventy-two (72) hours' notice to the Employer of such delinquency in Pension payments, the Union shall have the right to take such action as they deem necessary until such delinquent payments are made, and it is further agreed that in the event such action is taken, the

Employer shall be responsible to the employees for all losses resulting therefrom.

            Employers who are delinquent also must pay all attorney fees and costs of collections.

                                  ARTICLE XVII

MISCELLANEOUS PROVISIONS

            Section 1. The Employer agrees to furnish bulletin boards in each unit.

            The Union shall have the right to post Union notices or notices of social gatherings on the bulletin boards.

            Section 2. It is agreed that the Company will not ask the employees to work overtime on any regular or special meeting night of the Union. The Union shall advise the Employer of the time of any such regular or special meeting is to take place.

            Section 3. The Steward shall have top ranking seniority during his term of office, irrespective of actual length of service, for the purpose of layoff and recall only.

            Section 4. Members of the bargaining unit employed by the Employer shall immediately report to their employer in writing, all defects of equipment and all accidents together with the names and addresses of all witnesses to accidents.

            Section 5. The Employer shall not require members of the bargaining unit to take out on the streets or highways, any vehicle not equipped with the safety appliances prescribed by law, or any vehicle that is not in a safe operating condition.

            Section 6. When a regular employee is required to perform jury duty, the Employer will reimburse him for losses in regular wages which occur as a result of serving on the jury. Such reimbursement will be the difference between the pay received for jury duty and his pay for the regularly scheduled hours of work. When the employee has completed jury duty each day, he promptly shall call the Employer to determine if he should report to work that day.

            Section 7. The Company shall have the right to hire seasonal (May 1 through October 31) and/or temporary part-time employees to supplement its regular work force at a pay rate to be determined by the Employer. Such employees shall not be entitled to any of the fringe benefits provided in this

Agreement for regular employees. No such seasonal or temporary part-time employee shall be hired when any regular employee is on layoff due to lack of work or is scheduled to work less than forty (40) hours per week due to lack of work. Such employees, however, shall be given first consideration for job vacancies covered by this Agreement.

            Section 8. If a Shipping/Relief Driver drives three (3) days or more per week on a regular scheduled basis for twelve (12) consecutive weeks or more, he will become a member of the Teamsters Union and qualify as a full time driver.

            Teamsters will be allowed to work on the dock on an occasional basis or on a day for which no run is scheduled. If any Millman is laid off no Teamster will work in the warehouse. If any Teamster is laid off no Millman will drive truck.

            Section 9. In the event of the death of a permanent employee's spouse, parent, child, brother or sister, such employee shall be granted up to three (3) days' leave, with pay at his regular straight-time hourly rate for eight (8) hours per day, to arrange and attend the funeral.

            Any employee who is absent from work because of the death of a grandparent, grandchild, half-brother, half-sister, step-child, step-mother, step-father, step-brother, step-sister, mother-in-law or father-in-law, will be granted up to eight (8) straight hours leave with pay during the normal work week, provided he attends the funeral.

                                 ARTICLE XVIII

PROTECTION OF RIGHTS

            Section 1. Picket Line: It shall not be a violation of this Agreement, and shall not be cause for discharge or disciplinary action, in the event an employee:

            (a) Refuses to enter upon any property of his Employer involved in a lawful primary labor dispute or refuses to go through or work behind any lawful primary picket line at his Employer's places of business, including picket lines of Unions parties to this Agreement; or

            (b) Refuses to go through or work behind any picket line, including picket lines of Unions parties to this Agreement, at the places of business of any other Employer where the employees of such Employer are engaged in a strike ratified or approved by the Union of such employees whom such Employer is legally required to recognize.

            Section 2. Struck Goods: It shall not be a violation of this Agreement and it shall not be cause for discharge or disciplinary action if any employee refuses to perform any service which his Employer performs by arrangement with an Employer or person whose employees are on strike, and which service, but for such strike, would be performed by the employees of the Employer or persons on strike.

            Section 3. Grievances: Within five (5) days of filing of a grievance claiming violation of this Article, the parties to this Agreement shall proceed to the final step (Article X, Section 4) of the Grievance Procedure, without taking any intermediate steps, any other provision of this Agreement to the contrary notwithstanding.

            Section 4. Sympathetic Action: In the event of a labor dispute between any Employer or Union, party to this Agreement, during the course of which such Union engages in lawful economic activities which are not in violation of this Agreement, then any other affiliate of the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America having any agreement with such Employer shall have the right to engage in lawful economic activity against such Employer in support of the Union which is party to this Agreement notwithstanding anything to the contrary in the Agreement between such Employer and such other affiliate.

                                  ARTICLE XIX

SAVINGS CLAUSE

            Section 1. If any Article or Section of this Agreement or any rider thereto should be held invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any Article or Section should be restrained by such tribunal pending a final determination as to its validity, the remainder of this Agreement and of any rider thereto, or the application of such Article or Section to persons or circumstances other than those as to which it has been held invalid or as to which compliance with or enforcement of has been restrained, shall not be affected thereby.

            Section 2. In the event that any Article or Section is held invalid or enforcement of or compliance with which has been restrained, as above set forth, the parties affected thereby shall enter into prompt collective bargaining negotiations, upon the request of the Union or the Employer, for the purpose of arriving at a lawful and mutually satisfactory replacement for such Article or Section during the period of invalidity or restraint.

                                   ARTICLE XX

TERMINATION

            This Agreement shall take effect as of the 1st day of May, 1997 and shall continue through the 30th day of April, 2001, and thereafter from year to year unless terminated or amended at the option of either party upon written notice to the other, not less than sixty (60) days prior to any such termination date.

            IN WITNESS WHEREOF, the parties hereto have signed and   executed
  this   Agreement   this      day   of         , 1997.

ADAM WHOLESALERS OF TOLEDO,               TEAMSTERS UNION LOCAL NO. 20
  INC.                                    affiliated with the INTERNA-
                                          TIONAL BROTHERHOOD OF
                                          TEAMSTERS, CHAUFFEURS,
                                          WAREHOUSEMEN AND HELPERS OF
                                          AMERICA

By
   ------------------------               ----------------------------
     John P. McArthur

                                          ----------------------------


                                          ----------------------------

                                   APPENDIX A

            This Appendix is attached to and becomes a part of the Collective Bargaining Agreement in accordance with Article VII of the Agreement between the Adam Wholesalers of Toledo, Inc. and Teamsters Local Union No. 20. This Agreement is effective May 1, 1994.

                               MINIMUM WAGE RATES

                      Effective   Effective   Effective   Effective
CLASSIFICATION        5-1-97      5-1-98      5-1-99      5-1-00
--------------        ---------   ---------   ---------   ---------

TRUCK DRIVERS         $12.40      $12.70      $13.00      $13.40

                              NEW HIRE PROGRESSION

            New employees hired on or after May 1, 1994 into the Truck Driver classification shall receive eighty percent (80%) of the above classification rate for their first ninety-one (91) days of employment, eighty-five (85%) of the above classification rate for their second ninety-one (91) days of employment, ninety percent (90%) of the above classification rate for their third ninety-one (91) days of employment, ninety-five percent (95%) of the above classification rate for their fourth ninety-one (91) days of employment and one hundred percent (100%) of the above classification rate thereafter. For the sole purpose of application of this new hire progression rate, employees who leave the Millmen's Local No. 1359 bargaining unit with the Company to become regular Truck Drivers in this bargaining unit shall be credited with all Company service.

                                   APPENDIX B

================================================================================
                    Option 1           Option 2           Option 3        Opti
Medical           Gold Seal I        Gold Seal II       Gold Seal III    No cov
--------------------------------------------------------------------------------
                                Network   Non-Network

Deductible
 Individual          $400        $175        $  400       $  500
 Family              $600        $300        $1,000       $1,500
 Per Hospital
  Admission          n/a         n/a        $  250         n/a

Coinsurance         80/20%      90/10%       70/30%       80/20%
--------------------------------------------------------------------------------
Coinsurance Limit
 Individual         $2,500       $3,750      $3,000       $ 5,000
 Family             $5,000       $7,500      $9,000       $10,000
--------------------------------------------------------------------------------
Out-of-Pocket
Annual Maximum
 Individual         $  900      $  550       $1,300       $2,000
 Family             $1,600      $1,050       $3,700       $4,500
--------------------------------------------------------------------------------
Plan Maximum      $1,000,000  $1,000,000   $1,000,000   $1,000,000
--------------------------------------------------------------------------------
Prescription Card     $15         $15          $15          $15
--------------------------------------------------------------------------------
Mail Order Pharmacy   $20         $20          $20          $20
--------------------------------------------------------------------------------
Cost Management
 Hospital PAR         Yes         Yes          Yes          Yes
 Second Surgical
  Opinion           Managed     Managed      Managed      Managed
 -if required,
 covered at          100%        100%         100%         100%
--------------------------------------------------------------------------------
Mental Health and
Substance Abuse
Calendar Year Max.
 - Inpatient        $10,000     $10,000      $10,000      $10,000
 - Outpatient       $ 1,000     $ 1,000      $ 1,000      $ 1,000

COMBINED LIFETIME
MAXIMUM             $25,000     $25,000      $25,000      $25,000
================================================================================

                Covered medical expenses include such items as:

Hospital Expense                                Outpatient Surgery
Emergency Room Care                             X-Ray and Lab Expenses
Ambulance Expense                               Radiation Therapy Expenses
Pre-Admission and Post-Discharge Testing        Nursing Expense
Physician's Expenses                            Mental and Nervous Condition
Surgical and Anesthesia Expense                 Home Health Care Benefits
Mammograms and Prostate Exams                   Human Organ Tissue Transplant